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Exhibit 10.1

2009 Cash Bonus Plan Summary

        As reported in the FGX International Holdings Limited (the "Company") Current Report on Form 8-K dated February 11, 2009, the Compensation Committee of the Board of Directors of the Company adopted the 2009 Cash Bonus Plan (the "Plan") for the Company's fiscal year ending January 2, 2010. Bonus payouts under the Plan will constitute Performance Units under the Company's 2007 Incentive Compensation Plan. The Compensation Committee designated employees serving in the position of vice president and above of the Company ("Executive Officers"), and the Chief Executive Officer may designate certain other key employees of the Company or its subsidiaries, to participate in the Plan.

        The Compensation Committee approved a target bonus amount, expressed as a percentage of salary, for each Executive Officer. The following table sets forth the target bonus percentage for the Company's principal executive officer, principal financial officer and each other named executive officer.

Executive Officer	Title	Target as a % of Base Salary
Alec Taylor	Chief Executive Officer	50
John Flynn Jr.	President	50
Anthony Di Paola	Exec. VP—Chief Financial Officer	50
Steven Crellin	Exec. VP—Sales	50
Jeffrey J. Giguere	Exec. VP—General Counsel	50

        Bonus payouts under the Plan will be based on the Company's achievement of an earnings per share (EPS) goal for fiscal 2009 set by the Compensation Committee, as adjusted to exclude certain non-recurring items that occur outside of the ordinary course of the Company's business operations. Achievement of the adjusted EPS goal will produce bonus payouts equal to the target amounts. Achievement of adjusted EPS of 95% to 105% of the adjusted EPS goal will produce a commensurate reduction or increase in the bonus payouts. Achievement of adjusted EPS of 90% to 94.9% of the adjusted EPS goal will produce a reduction in the bonus payout equivalent to three-tenths of a percent for each corresponding one-tenth of a percent decrease in adjusted EPS. Achievement of adjusted EPS of 105.1% to 120% of the adjusted EPS goal will produce an increase in the bonus payout equivalent to two-tenths of a percent for each corresponding one-tenth of a percent increase in adjusted EPS. There will be no bonus payout for achievement of adjusted EPS below 90% of the goal unless authorized by the Compensation Committee, and bonus payouts are capped at 135% of the target bonus amount.

        After the end of the fiscal year, the Compensation Committee will evaluate the Company's performance against the EPS goal and will determine whether a bonus payout is required for all participants. In general, a participant must remain an employee through the date of the bonus payout to be eligible for payment.

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  Exhibit 10.1